Exhibit 10.3


                           Memorandum-of-Understanding


This Memorandum-of-Understanding (MOU) sets forth the principles of a marketing and consulting agreement by and between DataWorld Solutions, Inc. ("DataWorld"), located at 100 Marcus Blvd., Hauppauge, NY 11788 and SMG Marketing Group, Inc. ("SMG"), located at 61 Oliver Street, Apt. #4N, Brooklyn, NY 11209, fully executed as of the last date noted below.

SMG agrees to enter into a marketing and consulting arrangement whereby SMG will use its resources to reasonably promote, market, and sell the products and/or services of DataWorld either individually or jointly with DataWorld, as may be required from time-to-time to gain a competitive advantage. DataWorld and SMG agree that the marketing effort does not guarantee that any revenue will be generated by the SMG effort, however SMG does guarantee that all reasonable efforts will be made to represent DataWorld in the market and to generate such revenue.

SMG agrees to bear the reasonable costs for representing DataWorld in the marketplace to include routine travel and expenses that may be required from time-to-time.

As compensation for this arrangement, DataWorld grants SMG 600,000 shares of DataWorld Solutions, Inc. common stock.

The term of this marketing agreement will be two years from the last date noted below.

DataWorld and SMG agree that this MOU does not impact any current contracts or pending sales that each may have in place with existing customers, nor does it preclude either party from negotiating and/or entering into any new sales contracts with new potential customers.

Changes to the relationship are subject to mutual agreement of each party.

In witness whereof, the parties have made and executed this Memorandum-of-Understanding as of the first date written below.


DataWorld Solutions, Inc.                          SMG Marketing Group

By:                                            By:
    ---------------------------                    -----------------------------

Name:  Daniel McPhee                               Name:  Robert Schanz

Title:  Chief Executive Officer                    Title:   President

Date:  September 10, 2001                          Date:  September 10, 2001



                            DataWorld Solutions, Inc.
                                100 Marcus Blvd.
                               Hauppauge, NY 11788
                     Tel: # 631-342-7572 Fax # 631-342-7573